FORM 4      U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C.  20549

 Check this box          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
if no longer           File pursuant to Section 16(a) of the Securities Exchange
subject to             Act of 1934, Section 17(a) of the Public Utility Holding
Section 16.            Company Act of 1935 or Section 30(f) of the Investment
Form 4 or Form         Company Act of 1940
5 obligations
may continue. See Instructions 1(b)

1.  Name and Address of Reporting Person    2.   Issuer Name and Ticker or
                                                 Trading Symbol
                                            3.   Thermwood Corporation
Susnjara         Linda         S.                Common Stock           THM
Susnjara         Kenneth       J.
(Last)      (First)      (Middle)           3.IRS or Social  4.Statement for
                                              Security Number  Month/Year
                                              of Reporting
Rural Route 2, Box 110AA                      Person           10/00
(Street)                                      (Voluntary)

                                            5.If Amendment, Date of Original
                                                    (Month/Year)
Birdseye        Indiana     47513
(City)      (State)      (Zip)

6.Relationship of Reporting
Persons to Issuer (Check all
applicable)

   X  Director      X  10% Owner
   X  Officer (give        Other (specify
              title               below)

Secretary
President and CEO


                      Table 1  --  Non-Derivative Securities Beneficially Owned
                      ---------------------------------------------------------
1.Title of Security   2.Transaction     3.Transaction     Securities Acquired
  (Instr. 3)            Date (Month/      Code (Instr.8)  (A) or Disposed of (D)
                        Day/Year                          (Instr. 3, 4 and 5)
                                                          ----------------------

                                          Code   V       Amount  (A)
                                                                 or (D)   Price
                                          ----  ---      ------  ------  ------
Common Stock            10/10/00           M             13,000    A      $4.75
Common Stock            10/18/00           M              2,600    A      $4.75

    Table 1  --  Non-Derivative
   Securities Beneficially Owned (Continued)

5.Amount of Securities Beneficially Owned  6.Ownership  7.Nature of
at End of Month (Instr. 3 and 4)           Form:        Indirect
                                           Direct (D)   Beneficial
                                           or Indirect  Ownership
                                           (l) Instr.4   (Instr.4)

308,220 (1)





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)       SEC 1474(3/91)


FORM 4 (continued)       Table II - Derivative Securities Acquired, Disposed of,
or Beneficially Owned (e.g., puts, calls, options, convertible securities)

1.               2.          3.     4.          5.           6.
Title of         Conversion  Trans- Transaction Number of    Date Exercisable
Derivative       or Exercise action Code        Derivative   and Expiration
Security         Price of    Date   (Instr.8)   Securities   Date(Month/Day/
(Instr.4)        Derivative  (Month/            Acquired (A) Year)
                 Security    Day/Year)          or Disposed
                                                of (D)
                                                (Instr.3,4,
                                                and 5)
---------        ----------  -------- --------- ----------- ------------------
                                                             Date      Expira-
                                                             Exercis-  tion
                                                             able      Date
                                                            ---------- -------
                                      Code  V    (A)    (D)

                                     ------ --  ------ -----

7.  Title and Amount
    of Underlying Securities
    (Instr. 3 and 4)
--------------------------------
Title           Amount or
                Number of Shares

(1)  Excludes an aggregate of 150,000 shares underlying stock options.

8. Price of         9. Number of     10. Ownership     11. Nature
Derivative             Derivative        Form of           of
Security(Instr.5)      Securities        Derivative        Indirect
                       Beneficially      Security:         Beneficial
                       Owned at End      Direct or         Ownership
                       of Month          Indirect          (Instr. 4)
                       (Instr.4)         (Instr.4)



**Intentional misstatements or omissions of facts constitute Federal Criminal Violation
                                           s/ Kenneth J.Susnjara       11/10/00
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).----------------------------  --------
                                        **Signature of Reporting Person    Date

Note:     File three copies of this form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.
                                                                 SEC 1473 (3/91)